Filed Pursuant to
                                                                 Rule 424(b)(3)



PROSPECTUS SUPPLEMENT

                   Supplement to Prospectus Dated May 11, 1998
                                83,212 Shares of

                                    DVI, INC.

                                  Common Stock

      Shares of the Company's common stock are traded on the New York Stock Exchange under the symbol "DVI."

      The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 2.

      Stockholders of the Company are selling these shares of Common Stock. The Company will not receive any part of the proceeds from the sale by the stockholders.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

      You should rely only on the information contained in, or incorporated by reference into, this Prospectus Supplement. The Company has not authorized any other person to provide you with different information. The Company is not making an offer of these shares in any location where the offer is not permitted.

           The date of this Prospectus Supplement is July 22, 1999

                                TABLE OF CONTENTS

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................S-1

RISK FACTORS...............................................................S-2

THE COMPANY...............................................................S-10

USE OF PROCEEDS...........................................................S-12

SELLING STOCKHOLDERS......................................................S-12

PLAN OF DISTRIBUTION......................................................S-12

EXPERTS...................................................................S-13

LEGAL MATTERS.............................................................S-13

ADDITIONAL INFORMATION....................................................S-13

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negatives of such words or variations thereon or comparable terminology. These forward-looking statements are subject to risks, uncertainties, and assumptions about the Company, including, among other things:

      o material adverse changes in economic conditions in the geographic areas where we finance equipment;

      o the possibility that difficulties may arise in integrating the operations of acquired businesses and forming and operating joint ventures;

      o     competition from others;

      o changes in interest or currency exchange rates that limit our ability to generate new receivables and decrease our net interest margins;

      o     increases in non-performing loans and credit losses;

      o our inability to access capital and financing on terms acceptable to us;

      o changes in any domestic or foreign governmental regulation affecting our ability to declare and pay dividends or the manner in which we conduct business;

      o adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to our debt securities or other financial instruments;

      o our ability and the ability of third parties with whom we have relationships to become year 2000 and euro compliant; and

      o     other risk factors set forth under "Risk Factors."

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

                                  RISK FACTORS

      The common stock involves a significant degree of risk. Investors should carefully consider the risk factors described below together with all of the information set forth or incorporated by reference in this prospectus supplement in determining whether or not to purchase any of the Common Stock.

To fund our business we depend on warehouse financing to meet our short-term need for funds and our securitization program to meet our long-term need for funds. These financing options may not be available to us in the future.

      In order to sustain the growth of our financing business, we depend upon funding from warehouse facilities until we are able to fund our equipment and other loans permanently. The funds we obtain through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, medical receivables and other collateral. We typically repay these borrowings with proceeds we receive when we permanently fund our equipment and other loans.

      At March 31, 1999, we had available an aggregate of approximately $521.3 million under various warehouse facilities, of which approximately $401.3 million was available for funding equipment loans and approximately $120.0 million was available for funding medical receivables loans. We can not give any assurance that this type of warehouse financing will continue to be available to us on acceptable terms. If we are unable to obtain such funds on acceptable terms, we will have to limit our equipment and other loan originations. This would have a material adverse effect on our financial condition and results of operations.

      Our principal form of permanent funding is securitization. Securitization is a process in which a pool of equipment loans is transferred to a special-purpose financing vehicle which issues notes to investors. Principal and interest on the notes issued to investors by the securitization subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations we sponsor, equipment loans funded through the securitizations must be credit enhanced to receive an investment grade credit rating. In the securitizations we have sponsored to date, we have effectively been required to furnish credit enhancement equal to the difference between (i) the aggregate principal amount of the equipment loans we originated and transferred to our special-purpose finance subsidiary and the related costs of consummating the securitization and (ii) the net proceeds received in such securitizations.

      Our ability to complete securitizations and other structured finance transactions depends upon a number of factors, including:

      o     general conditions in the credit markets;

      o the size and liquidity of the market for the types of securities we may issue or place in securitizations; and

      o     the overall performance of our loan portfolio.

      We do not have binding commitments from financial institutions or investment banks to provide permanent funding for our equipment or medical receivables loans. If for any reason we were unable to access the securitization markets, and/or obtain permanent funding for our equipment or other loans, we can not provide any assurance that our lenders would refinance or extend the terms of our warehouse facilities for a sufficient period of time for us to obtain permanent funding or at all. If our lenders did not refinance or extend the terms of our warehouse facilities, we could possibly be required to repay such facilities, the consequence of which would have a material adverse effect on our financial condition and results of operations.

Our results depend upon the rate at which our customers make the scheduled payments on their equipment leases and do not default. A higher rate of default than we predict could hurt our business in a variety of ways.

      Many of our customers are outpatient healthcare providers. Loans to such customers require a high degree of credit analysis. In addition, we have entered the long-term care and assisted care submarkets and recently, have begun to provide asset-backed financing for emerging growth companies and subordinated debt financing to our traditional customer base, all of which require different types of credit analysis. Although we try to reduce our risk of default and credit losses through our underwriting practices, loan servicing procedures and the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund our equipment and other loans assume some or all of the risk of default by our customers), we remain exposed to potential losses resulting from a default by a customer. Customers' defaults could result in the following:

      o     require us to make certain payments under our warehouse facilities;

      o in permanent equipment and other funding arrangements, require us to make payments to the extent of our remaining credit enhancement position;

      o the loss of the cash or other collateral pledged as credit enhancement under our permanent equipment and other funding arrangements; or

      o the loss of any remaining interest we may have kept in the underlying equipment.

      During the period beginning when we initially fund an equipment or other loan to when we fund the loan on a permanent basis, we are exposed to full recourse liability in the event of default by the borrower. While we have typically been able to permanently fund our equipment and other loans, we may not be able to permanently fund many of the loans in our international portfolio. While we are currently in the process of securing permanent funding for our international portfolio and are exploring opportunities to permanently fund our other financing services, with respect to such loans and services we may be subject to credit risk for a longer period of time. In some cases, this risk will extend for the life of the loans. In addition, the terms of securitizations and other types of structured finance transactions generally require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us, even in transactions otherwise designated as non-recourse or limited recourse.

      Defaults by our customers could also adversely affect our ability to obtain additional financing in the future, including our ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by us in deciding whether and on what terms to make new loans. In addition, the credit rating agencies often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by us.

      Under our wholesale loan origination program, we purchase equipment loans from originators that generally do not have direct access to the securitization market as a source of permanent funding for their loans. Our Company does not work directly with the borrowers at the origination of these equipment loans and therefore is not directly involved in structuring the credits. As a result, we must independently verify credit information supplied by the originator. Accordingly, we face a somewhat higher degree of risk when we acquire loans under the wholesale loan origination program. During the twelve-month period ended June 30, 1998 and the nine-month period ended March 31, 1999, loans purchased under the wholesale program constituted 13.7% and 9.8%, respectively, of the total domestic loans originated during such periods. We can not give any assurance that we will be able to avoid the credit risks related to wholesale loan origination.

As a business that borrows and loans money, fluctuating interest rates can increase the cost of our borrowings, cause us to incur costs to limit our interest rate exposure and make our loans less attractive to our customers.

      When we borrow funds through warehouse facilities, we are exposed to certain risks caused by interest rate fluctuations. Although our equipment loans are structured and permanently funded on a fixed interest rate basis, we use warehouse facilities until permanent funding is obtained. Since the funds we borrow through warehouse facilities are on a floating interest rate basis, we use hedging techniques to protect our interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale. To manage our interest rate risk, we use derivative financial instruments such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps. We use these derivatives to manage certain components of interest rate risk including mismatches of the maturity of assets and liabilities on our balance sheet, hedging anticipated loan securitizations and sales and interest rate spread protection. However, we can not give any assurance that:

      o     our hedging strategy or techniques will be effective;

      o our profitability will not be adversely affected during any period of changes in interest rates; or

      o     the costs of hedging will not exceed the benefits.

      A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances and for a variety of reasons, we may retain for an indefinite period certain of the equipment and other loans we originate. In such cases, our interest rate exposure may continue for a longer period of time.

We have expanded our operations recently and we cannot be sure we can manage the expansion profitably.

      In the past three years, we originated a significantly greater number of equipment, medical receivables and other loans than we did in previous years. As a result of this growth, our managed net financed asset portfolio grew from $494.9 million at June 30, 1995 to $1.5 billion at March 31, 1999. In light of this growth, the historical performance of our loan portfolio, including rates of credit loss, may not be useful in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans recently originated are not yet apparent.

      Since November 1997, we have provided private placement, loan syndication, interim real estate financing, mortgage loan placement, and, to a lesser extent, merger and acquisition advisory services to the healthcare industry. More recently, we have also begun to offer asset-based financing to emerging growth companies and subordinated debt financing to our traditional customer base. We have not provided these products and services previously. We can not give any assurance that we will be able to market these new products and services successfully or at all, or that if we are successful in marketing these products and services that the returns on such products and services will be consistent with our historical financial results.

Three of our customers account for over 10% of our business. The loss of these customers would hurt our results.

      At March 31, 1999, approximately 12.4% of our managed net financed receivables were due from three of our customers and their respective affiliates, representing 5.8%, 3.7% and 2.9% of managed net financed receivables, respectively. As a result, we are subject to the risks and uncertainties of these three businesses and their respective affiliates. Adverse conditions affecting any of these entities could have a material adverse effect on our ability to collect the total amount of outstanding receivables from any of these customers. While our customer concentration has decreased as the number of our clients has increased over time, we can not give any assurance that such concentration will continue to decrease in the future.

A substantial part of our loans are originated outside the United States subjecting our revenue to the risks associated with transactions involving foreign currencies.

      The portion of our medical equipment loans originated outside the U.S. was 26.0% in the fiscal year ended June 30, 1998 and 13.9% in the nine month period ended March 31, 1999. Because of our relationships with certain manufacturers of high-cost medical equipment who are conducting business and expanding internationally, we anticipate that equipment loans originated outside the U.S. will become a significant portion of our loan portfolio. With the continuing expansion of our international business, an increasing portion of our operations may continue to be subject to certain risks, including currency exchange risks and exchange controls and potential adverse tax consequences. These factors could have a material adverse effect on our financial condition and results of operations.

      The growth of our international business is significantly dependent on referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment we finance. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to us. These manufacturers are not contractually obligated to give these referrals or to provide credit support or assume first loss positions in connection with their referrals and we can not give any assurance that they will continue to do so. If for any reason we no longer received the benefits of these referrals or related credit support and assumptions of first loss positions, our international growth would be materially adversely affected.

      Our equipment loans are denominated in both U.S. dollars and foreign currencies. If denominated in U.S. dollars, our operating results are subject to fluctuation based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. We engage in hedging activities with respect to our foreign currency exposure and management is continuing to monitor our exposure to currency fluctuations and our hedging policies. However, we can not give any assurance that such hedging techniques will be successful.

      We are also subject to the adverse impact devaluation would have on our international customers' ability to make payments under equipment loans. Although we try to account for the risk of devaluation when originating our international equipment loans, we can not give any assurance that we will be successful.

      In Latin America, our equipment loans are subject to "transfer risks" where a foreign government may block foreign currencies from leaving the country during economic downturns. If a foreign government were to take any action to block foreign currencies from leaving its country, overseas creditors such as our Company would be unable to collect payments on their loans. Since all of our Latin American equipment loans are denominated in U.S. dollars, any transfer restrictions on foreign currencies would have a material adverse effect on our financial condition and results of operations.

There are certain risks related to the business of financing medical receivables, such as evaluating the quality of receivables and securing our rights to and collecting payment of our receivables.

      Our medical receivables financing business generally consists of providing loans to healthcare providers that are secured by their receivables. Receivables are paid by groups such as insurance companies, governmental programs and other healthcare providers. These loans may also be secured by other types of collateral. While we expect to focus on this business as a significant part of our growth strategy, we can not give any assurance that we will be able to expand this business successfully or avoid related liabilities or losses.

      The following describes the unique risks involved in the medical receivables financing business:

      o Overstatements by healthcare providers of the quality and characteristics of their medical receivables, which we analyze in determining the amount of the line of credit to be secured by such receivables. After our determination has been made, healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect our ability to monitor the quality and/or performance of the related medical receivables.

      o Technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims.

      o Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing our rights in such payments.

      o Payors may attempt to offset their payments to us against debts owed to the payors by the healthcare providers.

      o As a lender whose position is secured by receivables, we are less likely to collect outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to operate its business.

      o A borrower that defaults on obligations secured by medical receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans.

      o A conflict of interest may arise when we act as servicer for an equipment-based securitization and originate medical receivables loans to borrowers whose equipment loans have been securitized.

      o The fact that the use of structured finance transactions to fund medical receivables is a relatively new process may impair our efforts to develop suitable sources of funding.

      Although we believe we have structured our credit policies and lending practices to take into account these and other factors (including the recent acquisition of a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables), we can not give any assurance that we will not sustain credit losses in connection with our medical receivables financing business. We also can not give assurance that the medical receivables financing business will meet our growth expectations.

We are subject to complicated government regulations with which we could fail to successfully comply.

      Our finance business is subject to numerous federal and state laws and regulations, which, among other things, may:

      o require that we obtain and maintain certain licenses and qualifications;

      o limit the interest rates, fees and other charges that we are allowed to collect;

      o limit or prescribe certain other terms of our finance receivables arrangements with clients; and

      o     subject us to certain claims, defenses and rights of offset.

      Although we believe that we are currently in compliance with applicable statutes and regulations, we can not give any assurance that we will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Also, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon us.

Our results depend on the demand for medical equipment.

      Many factors beyond our control affect the demand for our equipment financing services. In addition, to general economic conditions and fluctuations in supply and demand, the demand for medical equipment may also be negatively affected by reductions in reimbursement amounts paid to healthcare providers for their services from third-party payors such as insurance companies, government programs and other healthcare providers and increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. For the quarter ended March 31, 1999, financing for purchases of magnetic resonance imaging machines, commonly referred to as "MRI machines," accounted for approximately 18.7% (by dollar volume) of the total loans originated by us. Any substantial decrease in our loan originations for the purchase of MRI machines could have a material adverse effect on the Company.

We compete with equipment manufacturers and a variety of other financing sources for our customers.

      The business of financing medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the new markets recently targeted by our Company, specifically the medical device financing market and medical receivables financing market, may be greater than the levels of competition historically experienced by us.

      We believe that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. We can not give any assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must increase our presence in our targeted markets for lower-cost medical devices and medical receivables financing businesses. To achieve this goal we may be required to reduce our margins to be competitive.

We depend on our key personnel.

      Our ability to successfully continue our existing financing business, to expand into targeted markets and to develop our newer businesses depends upon our ability to retain the services of key management personnel. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect our Company. We can not give any assurance that we will be able to retain existing management personnel or attract additional qualified personnel.

We have a substantial amount of indebtedness that may limit our ability to borrow more funds to operate our business.

      We have substantial outstanding indebtedness and are highly leveraged. As of March 31, 1999, we (including our consolidated subsidiaries) had total debt of $727.3 million, of which $467.7 million was full recourse debt and $259.6 million was limited recourse debt. Of the $727.3 million of total debt, $498.6 million was long-term debt and $228.7 million was short-term debt. We have substantial debt service requirements. Our ability to repay indebtedness will depend upon future operating performance. Future operating performance depends upon the performance of our loan portfolio, the success of our business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors. Many of these factors are beyond our control. The degree to which we are leveraged may also impair our ability to obtain additional financing on acceptable terms. In addition, the indenture related to our Senior Notes due 2004 restricts our ability to obtain non-warehouse or limited recourse debt which may also limit our ability to refinance existing indebtedness.

Our indebtedness requires sizeable interest payments. We operate on a negative cash flow basis. As a result, we have a continuing substantial need for additional capital.

      Although we believe that cash available from operations and financing activities will be sufficient to enable us to make required interest payments on our debt, we can not give any assurance that we will always be able to do so. We may encounter liquidity problems which could affect our ability to meet our payment obligations while attempting to withstand competitive pressures or adverse economic conditions.

      We expect to continue to operate on a negative cash flow basis as the volume of our loan purchases and originations increases and our securitization program grows. Our primary cash requirements include the funding of:

      o loan originations and purchases pending their securitization and sale;

      o fees and expenses incurred in connection with the securitization of loans;

      o loan originations in connection with our new financing services, for which permanent sources of funding are still being developed;

      o credit enhancement requirements in connection with the securitization and sale of the loans, which include cash deposits, the funding of subordinated tranches, and/or the pledge of additional equipment or other loans that are funded with our capital;

      o     ongoing administrative and other operating expenses;

      o interest and principal payments under our warehouse facilities and other indebtedness; and

      o delinquent accounts, as generally required by the terms of securitizations.

      In the future, we expect our primary sources of liquidity to be existing cash fundings under our warehouse facilities, sales of loans through securitizations and other permanent fundings, new sources of permanent funding which are being developed for loan originations in connection with our new financing services, the net proceeds from the sale of further issuances of debt or equity.

      We believe these sources will be sufficient to fund our liquidity requirements for at least the next 12 months if our future operations are consistent with management's current growth expectations. However, because we expect to continue to operate on a negative cash flow basis for the foreseeable future, we will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We can not give any assurance that any of these sources will be available at any given time or that they will be available on favorable terms.

      There is a risk that the Year 2000 problem will affect the computer systems upon which we rely.

      We believe, based on discussions with our current systems vendors, that our software applications and operational programs will properly recognize calendar dates beginning in the year 2000. We have completed an assessment of our hardware and software systems, as well as other systems such as security systems and elevators. Based on these assessments, the only remediation that we have found necessary are several software packages that need to be upgraded through "off-the-shelf" releases. The upgrades have been applied during the first quarter of calendar 1999 and testing has been completed during the second quarter of calendar 1999. Since we have no major investment in "custom" programming requiring extensive reprogramming, we do not anticipate the need to hire year 2000 solution providers or programmers to rewrite custom code at this time.

      The software upgrades mentioned above are part of our standard maintenance, the cost of which is already covered by our ordinary software contracts and will not require the incurrence of any additional expense. At this time, we project the cost to become year 2000 compliant to be less than $5,000.

      Our medical receivables finance business is dependent on the successful receipt of receivables from third party payors such as Medicare and Medicaid. Any failure of third party payors to become year 2000 compliant may result in the inability to collect medical receivables in a timely manner or at all. This could have a material adverse effect on our medical receivables finance business. We are currently unaware of any other relationships with third parties which will have a material effect on our year 2000 issues. However, we can not provide any assurance regarding a third party's ability to become year 2000 compliant.

      We have identified different scenarios, including year 2000 readiness, that would cause a business interruption. Contingency plans have been developed to resolve the most reasonably likely scenarios. Based on current information, we believe that the year 2000 issue will not pose significant operational problems to us.

                                   THE COMPANY

      General. We are an independent specialty finance company that provides asset-based financing to healthcare service providers. Our core businesses are medical equipment finance and medical receivables finance. We provide these services principally in the U.S. and, to a lesser extent, in Latin America, Europe, the U.K., Asia and Australia. As of March 31, 1999, our managed net financed assets and shareholders' equity were $1.5 billion and $186.2 million, respectively.

      We principally serve the financing needs of middle market healthcare service providers, such as outpatient healthcare providers, medical imaging centers, physician group practices, integrated healthcare delivery networks and hospitals. Many of our customers are entrepreneurial companies that have capitalized on trends affecting the healthcare delivery systems in the U.S. and other countries to build their businesses. As a result of these trends, our business has grown substantially. From June 30, 1995 to March 31, 1999, our managed net financed receivables portfolio increased 212.7% to approximately $1.5 billion from approximately $494.9 million.

      Medical Equipment Finance. Our medical equipment finance business operates by:

      o providing financing directly to end users of diagnostic imaging and other sophisticated medical equipment;

      o providing financing directly to end users of lower cost medical devices;

      o providing domestic and international finance programs for vendors of diagnostic and other sophisticated medical equipment; and

      o to a lesser extent, purchasing medical equipment loans and leases originated by regional leasing companies through a wholesale loan origination program.

      Our typical equipment loans for diagnostic, patient treatment and other sophisticated medical equipment (originated both domestically and internationally) range from $200,000 to $3.0 million, while equipment loans for lower cost medical devices range from $5,000 to $200,000. Virtually all of our equipment loans are structured so that the full cost of the equipment and all financing costs are repaid during the financing term, which typically is five years. Because most of our equipment loans are structured as notes secured by equipment or direct financing leases with a bargain purchase option, our exposure to residual asset value is limited; it was $25.2 million at March 31, 1999. At March 31, 1999, our managed portfolio of domestic equipment financing loans was $1.2 billion.

      In recent years we have expanded our international business significantly. Internationally, we finance the purchase of diagnostic imaging and other sophisticated medical equipment by private clinics, diagnostic centers and hospitals. Our international business is focused on providing finance programs for equipment manufacturers doing business in Latin America, Europe, the U.K., Asia and Australia. We believe our presence in these regions enhances our relationships with certain medical equipment manufacturers and permits us to capitalize on the growing international markets for medical equipment financing. We view continued expansion of our relationships with medical equipment vendors and manufacturers as an integral component of our growth strategy and intend to continue to expand our medical equipment finance activities outside the U.S. We also believe that by helping vendors and manufacturers finance their customers' equipment purchases outside the U.S., we will encourage those vendors and manufacturers to increase the financing opportunities they refer to us within the U.S. At March 31, 1999, our managed portfolio of international equipment loans was $205.7 million.

      Medical Receivables Finance. Our medical receivables finance business operates by:

      o     providing lines of credit to a wide variety of healthcare providers;
            and

      o offering an interest-only revolving line of credit to financial intermediaries that purchase receivables from healthcare providers.

      Substantially all of the lines of credit we provide are collateralized by third party medical receivables due from Medicare, Medicaid, health maintenance organizations, referred to as "HMOs," preferred provider organizations, referred to as "PPOs," commercial insurance companies and, to a limited extent, other healthcare service providers. We generally advance only 70% to 85% of our estimate of the net collectible value of the eligible receivables from third party payors. Clients continue to bill and collect the accounts receivable, subject to lockbox collection and sweep arrangements established for our benefit. We conduct extensive due diligence on our potential medical receivables clients for all of our financing programs and follow underwriting and credit policies in providing financing to customers. Our credit risk is mitigated by our ownership of or security interest in all receivables, eligible and ineligible. We also recently acquired a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables. Our medical receivables loans are structured as floating rate lines of credit. These lines of credit typically range in size from $1.0 million to $15.0 million; however, in certain circumstances, commitments ranging from $20.0 million to $40.0 million are also provided to financial intermediaries for purchasing receivables from healthcare providers. At March 31, 1999, our portfolio of medical receivables loans was $167.6 million.

      Additional Financing Services. As a result of management's belief that the long-term care and assisted care markets and emerging growth companies have been underserved by traditional financing sources, we established DVI Merchant Funding and DVI Private Capital, divisions of DVI Financial Services Inc., and recently acquired Third Coast Capital. Through DVI Merchant Funding, we provide fee-based advisory services such as private placement, loan syndication, interim real estate financing, mortgage loan placement and, to a lesser extent, mergers and acquisitions advisory services to our customers operating in the long-term care, assisted care and specialized hospital markets. Through DVI Private Capital, we provide subordinated debt financing to our traditional customer base and through Third Coast Capital, we provide asset-based financing, including lease lines of credit, to emerging growth companies.

      Credit Underwriting. We believe the credit underwriting process we use when originating loans is effective in managing risk. The process follows detailed procedures and benefits from our significant experience in evaluating the creditworthiness of potential borrowers. We also have been successful in resolving delinquencies. Our net charge-offs as a percentage of average managed net financed assets were 0.28%, 0.06% and 0.15% for the years ended June 30, 1996, 1997 and 1998, respectively, and were 0.43% for the period ended March 31, 1999 (annualized). Our delinquencies (greater than a period of 30 days) as a percentage of managed net financed assets at June 30, 1996, 1997 and 1998 were 4.3%, 3.6% and 6.9%, respectively, and were 5.1% at March 31, 1999.

      Where You Can Find More Information. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this offering memorandum as the "Commission." You may read and copy any document that we file at the Commission's public reference rooms located at 450 First Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You may contact the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public at the Commission's web site at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 USE OF PROCEEDS

      The Company will receive no portion of the proceeds of the sale of the shares of Common Stock offered by this prospectus.

                              SELLING STOCKHOLDERSS

The Selling Stockholders acquired the Shares in connection with the Company's acquisition of the Wentworth Entities in November 1997. Under the terms of a Registration Rights Agreement dated as of November 14, 1997 by and among the Company and the Selling Stockholders, the Company agreed to register the Shares which may be sold by the Selling Stockholders from time to time. The table below sets forth: (i) each Selling Stockholder's affiliation with the Company, (ii) the aggregate number of shares of Common Stock owned by each Selling Stockholder prior to the offering made by this Prospectus; (iii) the maximum number of shares that each Selling Stockholder may offer and sell pursuant to this Prospectus; and (iv) the number of shares (and percentage of the outstanding shares) of Common Stock owned by each Selling Stockholder after the offering made by this Prospectus.

NAME                Material Relationship with      Number of Shares of Common     Maximum Number of       Number of Shares (and
                      Company During Previous        Stock Beneficially Owned     Shares That May Be     Percentage of Outstanding
                           Three Years                  Before Offrering (1)        Offered Hereby        Shares) of Common Stock
                                                                                                          To Be Beneficially Owned
                    --------------------------      --------------------------    ------------------     -------------------------
Gary Veloric                  None                             37,805                   37,805                      --0--
James Delaney                 None                             37,005                   37,005                      --0--
John L. Godfrey III           (2)                               8,402                    8,402                      --0--

----------

(1) Acquired on November 14, 1997 in connection with the Company's acquisition of the Wentworth Entities.

(2) Mr. Godfrey is the President of each of DVI Healthcare Financial Advisors, Inc. and DVI Mortgage Funding, Inc., each of which are indirectly wholly-owned subsidiaries of the Company.

                              PLAN OF DISTRIBUTION

      It is anticipated that each Selling Stockholder will offer his or her shares for sale at the prices prevailing on the New York Stock Exchange (or other principal market on which their shares are then traded) on the date of sale. Each Selling Stockholder also may sell his or her shares privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriters of the Shares as of the date hereof. All costs, expenses and fees incurred in connection with the registration of these shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants, are being paid by the Company, but all selling and other expenses incurred by each Selling Stockholder will be paid by him or her.

     Each Selling Stockholder, and the brokers through whom the sales of his or her shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, any profits realized by a Selling Stockholder or such brokers on the sale of their shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of shares are made against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

      The financial statements and the related financial statement schedules included and incorporated in this Prospectus and elsewhere in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1998, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.

                             ADDITIONAL INFORMATION

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the shares of Common Stock have been sold.

      (i)   Our Annual Report on Form 10-K for our fiscal year ended June 30,
            1998;

      (ii) Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998; December 31, 1999 and March 31, 1999, and

      (iii) The description of the Common Stock contained in our registration statement on Form 8-A (which we filed with the Commission on March 27, 1992) and the information in our prospectus contained in our registration statement on Form S-2 (dated May 14, 1992), together with any other documents filed with the Commission for the purpose of updating or otherwise amending that description after the date of this registration statement.

      You may request a copy of these filings, at no cost, by writing or telephoning us at our principal business address:

      DVI, Inc.
      500 Hyde Park
      Doylestown, Pennsylvania 18901
      Attn: Legal Department
      (215) 345-6600

                          PROSPECTUS DATED MAY 11, 1998

                                    DVI, INC.

                          84,012 SHARES OF COMMON STOCK
                            PAR VALUE $.005 PER SHARE

      This Prospectus relates to 84,012 shares (the "Shares") of Common Stock, $.005 par value per share (the "Common Stock"), of DVI, Inc., a Delaware corporation ("DVI" or the "Company"), which may be offered from time to time by the persons named in this Prospectus under "Selling Stockholders." The Selling Stockholders received the Shares in connection with the Company's acquisition of J.G. Wentworth Partners, Inc., a Pennsylvania corporation ("JGWP"), J.G. Wentworth Securities, Inc., a Pennsylvania corporation ("JGWS"), J.G. Wentworth Partners, L.P., a Pennsylvania limited partnership ("Partners"), and J.G. Wentworth Mortgage Funding, L.P., a Pennsylvania limited partnership ("JGWM" and, together with JGWP, JGWS and Partners, the "Wentworth Entities") in November 1997. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby.

      It is anticipated that the Selling Stockholders will offer the Shares for sale at the prices prevailing on the New York Stock Exchange ("NYSE") (or other principal market on which the Shares are then traded) on the date of sale. The Selling Stockholders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. All costs, expenses and fees incurred in connection with the registration of the Shares are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution."

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      The Selling Stockholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act. Shares of the Company's Common Stock are traded on the NYSE under the symbol "DVI." On May 5, 1998, the last sale price per share for the Common Stock, as reported on the NYSE, was $23.125. Prospective purchasers of Common Stock are urged to obtain a current price quotation.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Except where otherwise indicated, neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                  The date of this Prospectus is May 11, 1998.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION .....................................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................    1

THE COMPANY ...............................................................    2

RISK FACTORS ..............................................................    2

USE OF PROCEEDS ...........................................................    9

SELLING STOCKHOLDERS ......................................................    9

PLAN OF DISTRIBUTION ......................................................   10

EXPERTS ...................................................................   10

LEGAL MATTERS .............................................................   10

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Station or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1997, as amended by Form 10-K/A1 dated October 28, 1997 (the "1997 10-K").

      (b) The Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997.

      (c) The Company's Current Report on Form 8-K dated October 29, 1997.

      (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 10-K.

      (e) The description of the Common Stock, $.005 par value, of the Company contained in the Company's Registration Statement on Form 8-A filed March 27, 1992, and incorporating by reference the information contained in the Company's Prospectus dated May 14, 1992, contained in the Company's Registration Statement on Form S-2 (File No. 33-46664), together with all reports and other documents filed with the Commission for the purpose of updating or otherwise amending that description after the date of this Prospectus.

      All documents filed by the Company after the date of the Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes that statement.

      THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901 (TELEPHONE: 215-345-6600), ATTENTION: LEGAL DEPARTMENT.

      Additional updating information with respect to the matters discussed in this Prospectus may be provided in the future by means of appendices to this Prospectus or other documents.

                                   THE COMPANY

      DVI, Inc. is a leading provider of asset-based financing to healthcare service providers. Through its medical equipment finance business, the Company finances the purchase of diagnostic imaging and other sophisticated medical equipment and also provides vendor financing programs. Through its medical receivables finance business, the Company provides lines of credit collateralized by third party medical receivables to a wide variety of healthcare providers and offers warehouse and securitization services to other healthcare finance providers. In addition to these core businesses, the Company has recently expanded its financing activities to include loan syndication, private placement, bridge financing, mortgage loan placement and, to a lesser extent, merger and acquisition advisory services. The Company operates principally in the United States and is developing a significant presence in Latin America as well as operations in Europe and Asia. Management believes that the Company's healthcare industry expertise and its broad range of financing programs has positioned the Company to become the primary source of financing for its customers.

      The executive offices of the Company are located at 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone 215-345-6600).

                                    RISK FACTORS

      An investment in the Common Stock offered hereby involves a high degree of risk. Prospective purchasers of Common Stock should carefully consider the following risk factors in addition to the other information set forth in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein.

      This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, funding sources, liquidity and capital resources. Investors in the Common Stock offered hereby are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Company believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on the assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed below. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved.

      DEPENDENCE ON WAREHOUSE FINANCING. The Company's ability to sustain the growth of its financing business is dependent upon funding obtained through warehouse facilities until its equipment and other loans are permanently funded. The funds the Company obtains through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, the medical receivables and other collateral. These borrowings are in turn typically repaid with the proceeds received by the Company when its equipment and other loans are securitized or sold. At March 31, 1998 the Company had available an aggregate of approximately $398.0 million under various warehouse facilities, approximately $212.4 million of which is available for funding equipment loans and approximately $3.4 million of which is available for funding medical receivables loans. The Company's warehouse facilities are short-term borrowings with maturities of less than 12 months. In the Company's experience, these facilities are typically renewed upon their expiration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Warehouse Facilities." There can be no assurance that this type of warehouse financing will continue to be available to the Company on acceptable terms. If the Company were unable to arrange continued access to acceptable warehouse financing, the Company would have to curtail its equipment and other loan originations, which in turn would have a material adverse effect on the Company's financial condition and results of operations.

      DEPENDENCE ON PERMANENT FUNDING PROGRAMS. The Company's use of securitization as its principal form of permanent funding is an important part of the Company's business strategy. If for any reason the Company were to become unable to access the securitization markets to fund permanently its equipment and other loans, the consequences for the Company would be materially adverse. The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for the types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall performance of the Company's loan portfolio. The Company does not have binding commitments from financial institutions or investment banks to provide permanent funding for its equipment or medical receivables loans.

      IMPACT OF CREDIT ENHANCEMENT REQUIREMENTS. In connection with its securitizations and other structured financings, the Company is required to provide credit enhancement for the debt obligations issued and sold to third parties. Typically, the credit enhancement consists of cash deposits, the funding of subordinated tranches and/or the pledge of additional equipment or other loans that are funded with the Company's capital. The requirement to provide this credit enhancement reduces the Company's liquidity and requires it to obtain additional capital. If the Company is unable to obtain and maintain sufficient capital, it may be required to halt or curtail its securitization or other structured financing programs, which in turn would have a material adverse effect on the Company's financial condition and results of operations.

      CREDIT RISK. Many of the Company's customers are outpatient healthcare providers, the loans to whom often require a high degree of credit analysis. In addition, the Company has recently entered the long-term care and assisted care sub-markets which may, to a significant extent, require a different type of credit analysis. Although the Company seeks to mitigate its risk of default and credit losses through its underwriting practices and loan servicing procedures and through the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund the Company's equipment and other loans assume some or all of the risk of default by the Company's customers), the Company remains exposed to potential losses resulting from a default by a customer. Customers' defaults could cause the Company to make payments to the extent the Company is obligated to do so and in the case of its permanent equipment and other funding arrangements to the extent of the Company's remaining credit enhancement position; could result in the loss of the cash or other collateral pledged as credit enhancement under its permanent equipment and other funding arrangements; or could require the Company to forfeit any residual interest it may have retained in the underlying equipment. During the period after the Company initially funds an equipment or other loan and prior to the time it funds the loan on a permanent basis, the Company is exposed to full recourse liability in the event of default by the customer. While the Company has typically been able to permanently fund its equipment and other loans, many of the loans in its international portfolio may not be able to be permanently funded or the Company is in the process of securing permanent funding and therefore may be subject to credit risk for a longer period of time and in some cases over the life of the loan. In addition, under the terms of securitizations and other types of structured finance transactions, the Company generally is required to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by the Company, even in transactions otherwise designated as non-recourse or limited recourse. Defaults by the Company's customers also could adversely affect the Company's ability to obtain additional financing in the future, including its ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by the Company in deciding whether and on what terms to make new loans. In addition, the credit rating agencies that are often involved in securitizations consider prior credit performance in determining the rating and level of credit enhancement to be given to the securities issued in securitizations sponsored by the Company.

      RISKS RELATED TO THE MEDICAL RECEIVABLES FINANCE BUSINESS. The Company entered the medical receivables finance business in July 1993 and has focused on this business as a part of the Company's growth strategy. The Company's medical receivables finance business generally consists of providing loans to healthcare providers that are secured by their receivables from payors such as insurance companies, large self-insured companies and governmental programs and by other collateral. While the Company expects to continue to focus on this business as a significant part of its growth strategy, there can be no assurance that the Company will be able to continue to expand this business successfully or avoid related liabilities or losses. The Company has funded its medical receivables finance business to date through the use of the Company's capital; $100.0 million in securitizations; a rated warehouse facility of $30.0 million. In addition, the Company recently obtained a committed $95.0 million revolving credit facility for its medical receivables finance business. The growth of the Company's medical receivables finance business is dependent upon the Company's ability to obtain additional funding facilities to finance medical receivables loans.

      While the medical receivables finance business shares certain characteristics, including an overlapping customer base, with the Company's equipment financing business, there are many differences, including unique risks. Healthcare providers could overstate the quality and characteristics of their medical receivables, which the Company analyzes in determining the amount of the line of credit to be secured by such receivables. After the Company has established or funded a line of credit, the healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect the Company's ability to monitor the quality and/or performance of the related medical receivables. There are technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims. Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing the Company's rights in and access to such payments. Payors may attempt to offset their payments to the Company against debts owed to the payors by the healthcare providers. In addition, as a lender whose position is secured by receivables, the Company is likely to have less leverage in collecting outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to run its business. A borrower that receives medical receivables loans from the Company and defaults on obligations secured by such receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans. The Company may have a conflict of interest when it acts as servicer for an equipment-based securitization and originates medical receivables loans to borrowers whose equipment loans have been securitized. While the Company believes it has structured its credit policies and lending practices to take into account these and other factors, there can be no assurance the Company will not sustain credit losses in connection with its medical receivable financing business or that the medical receivable financing business will meet the Company's growth expectations.

      INTEREST RATE RISK. When the Company borrows funds through warehouse facilities, it is exposed to certain risks caused by interest rate fluctuations. Although the Company's equipment loans are structured and permanently funded on a fixed interest rate basis, it uses warehouse facilities until permanent funding is obtained. The Company uses hedging techniques to protect its interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale because funds borrowed through warehouse facilities are obtained on a floating interest rate basis. The Company uses derivative financial instruments, such as forward rate agreements, interest rate swaps, caps and collars, to manage its interest rate risk. The derivatives are used to manage three components of this risk: mismatches of the maturity of assets and liabilities on the Company's balance sheet, hedging anticipated loan securitizations and sales, and interest rate spread protection. There can be no assurance, however, that the Company's hedging strategy or techniques will be effective, that the profitability of the Company will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate loans. In certain circumstances, the Company for a variety of reasons may retain for an indefinite period certain of the equipment and other loans it originates. In such cases, the Company's interest rate exposure may continue for a longer period of time.

      SUBSTANTIAL LEVERAGE; CONTINUING NEED FOR CAPITAL. The Company has substantial outstanding indebtedness and is highly leveraged. As of March 31, 1998, the Company and its consolidated subsidiaries had total debt of $607.6 million, of which $350.4 million was full recourse debt and $257.2 million was limited recourse debt. Of the $607.6 million of total debt, $425.4 million was long-term debt and $182.2 million was short-term debt. The ability of the Company to repay its indebtedness will depend upon future operating performance, which is subject to the performance of the Company's loan portfolio, the successof the Company's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. The degree to which the Company is leveraged also may impair its ability to obtain additional financing on acceptable terms. In addition, the indenture related to the Company's Senior Notes due 2004 restricts the Company's ability to obtain non-warehouse or non-limited recourse indebtedness which may also constrain the Company's ability to refinance its existing indebtedness.

      Each of the Company's warehouse facilities and permanent funding vehicles requires the Company to provide equity or a form of recourse credit enhancement to the respective lenders or investors and generally does not permit the Company to fund general corporate requirements. Therefore, the actual liquidity, or funds available to the Company to finance its growth, are limited to the cash generated from net financed receivables and the available proceeds of equity or debt securities issued by the Company. At times of strong origination growth the Company's cash flows from operations are insufficient to fund these requirements. As a result, the Company's need to fund its high growth rates in loan origination necessitates substantial external funding to provide the equity or capital required as recourse credit enhancement with which to leverage borrowings. The Company has no binding commitments for the capital it expects it will continue to require, and its ability to obtain that capital in the future will be dependent on a number of factors including the condition of the capital markets and economic conditions generally.

      POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH. In the past three years, the Company originated a significantly greater number of equipment, medical receivables and other loans than it did in previous years. As a result of this growth, the Company's net financed asset portfolio grew from $400.6 million at June 30, 1995 to $703.3 million at March 31, 1998. In light of this growth, the historical performance of the Company's loan portfolio, including rates of credit loss, may be of limited relevance in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans originated in the recent past will not become apparent until sometime in the future. Further, while the Company's loan originations have grown substantially in the past three years, its net interest margins have declined during that same period due to a general decline in interest rates, the Company's pricing strategy, the sale of higher-yielding loans to finance the cost of its developing domestic and international business units and the increase in the amount of lower-yielding credit enhancements due to the increased number of securitizations. As a result, the Company's historical results of operations may be of limited relevance to an investor seeking to predict the Company's future performance.

      ABILITY TO SUSTAIN GROWTH. To sustain the rates of growth it has achieved in the last three years, the Company will be required to: (i) penetrate further the markets for medical receivables finance and medical equipment loans, including through the development of its vendor finance programs; and (ii) establish a presence in the long-term care and assisted care markets. The Company faces significant barriers to entry in the long-term care and assisted care markets, which are more diverse than the general markets for medical equipment loan and medical receivables finance because of the larger number of providers and types of financial products and the greater price range of those financing alternatives. While the employees of the entities comprising DVI Merchant Funding have experience in the long-term care and assisted care market, the Company has not previously provided financing services to these markets. In addition, in an effort to strengthen its relationships with medical equipment manufacturers and the vendor finance market and to obtain access to new markets, the Company has initiated operations internationally (including Europe and Asia) and has made investments in certain emerging markets (such as Latin America). The success of these investments is dependent upon many factors including foreign regulation and business practices, currency exchange regulations and currency fluctuations and the achievement of management's planned objectives for these markets. There can be no assurance that the Company will be able to penetrate and compete effectively in the markets described above.

      CUSTOMER CONCENTRATION. At March 31, 1998, approximately 14.6% of managed net financed receivables were due from two of the Company's customers and their respective affiliates, representing 9.1% and 5.5% of managed net financed receivables, respectively. As a result of this concentration the Company is subject to the risks and uncertainties of these two businesses and their respective affiliates and adverse conditions affecting either of these entities could have a material adverse effect on the Company's ability to collect the total amount of outstanding receivables from either of these customers. The Company's customer concentration has decreased as the number of its clients has increased over time; however, there can be no assurance that such concentration will continue to decrease in the future.

      INTEGRATION OF GLOBAL LOCATIONS. The Company's U.S. headquarters are located in Doylestown, Pennsylvania. It also conducts operations internationally, including in Asia, Europe, Australia and Latin America through subsidiaries and joint ventures. As a result, the Company has employees and clients operating in diverse geographic locations imposing a number of risks and burdens on the Company, including the need to transact business with employees and customers from diverse cultural backgrounds, who speak different languages and operate in a number of time zones. Although the Company seeks to mitigate the difficulties associated with operating in diverse geographic locations through the extensive use of electronic mail, there can be no assurance that it will not encounter unforeseen difficulties or logistical barriers in operating in diverse locations. Furthermore, operations in widespread geographic locations require the Company to implement and operate complex information systems that are capable of providing timely information which can readily be consolidated. Although the Company believes that its information systems are adequate, the Company may in the future have to implement new information systems. Implementation of such new information systems may be costly and may require training of personnel. Any failure or delay in implementing these systems, procedures and controls on a timely basis, if necessary, or in expanding these areas in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business and operating results.

      MEDICAL EQUIPMENT MARKET. The demand for the Company's equipment financing services is affected by numerous factors beyond the control of the Company. These factors include general economic conditions, including the effects of recession or inflation, and fluctuations in supply and demand for various types of sophisticated medical equipment resulting from, among other things, technological and economic obsolescence and government regulation. In addition, the demand for sophisticated medical equipment also may be negatively affected by reductions in the amount of reimbursement to healthcare providers for their services from third-party payors such as insurance companies, large self-insured companies and government programs, and the increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment.

      DEPENDENCE ON REFERRALS AND SUPPORT FROM EQUIPMENT MANUFACTURERS. The Company obtains a significant amount of its equipment financing business through referrals from manufacturers of diagnostic imaging equipment and other medical equipment it finances. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to the Company. These manufacturers are not contractually obligated to refer their customers to the Company for equipment financing or to provide credit support or assume first loss positions in connection with their referrals. There is no assurance that these manufacturers will continue to refer equipment financing opportunities to the Company or to provide credit support or assume first loss positions. If for any reason the Company were no longer to benefit from these referrals or related credit support and assumptions of first loss positions, its equipment financing business would be materially adversely affected.

      RISKS OF INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS. Approximately 6.3% and 21.4% of the Company's medical equipment loans in 1997 and the nine month period ended March 31, 1998, respectively, were originated outside the United States. Because certain of the manufacturers of high-cost medical equipment with whom the Company has relationships are conducting business and expanding internationally, the Company anticipates that equipment loans originated outside the United States will become a significant portion of its loan portfolio. As a result, an increasing portion of the Company's operations may continue to be subject to certain risks, including currency exchange risks and exchange controls and potential adverse tax consequences. These factors could have a material adverse effect on the Company's business and operating results.

      Although most of the Company's equipment loans are denominated in U.S. dollars, as a result of the Company's international operations, the Company's operating results are subject to fluctuations based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. The Company engages in hedging activities with respect to its foreign currency exposure and management is continuing to monitor the Company's exposure to currency fluctuations and the Company's hedging policies. However, there can be no assurance that such hedging techniques will be successful. In the future, the Company could be required to denominate its equipment loans in other currencies, which would make the management of currency fluctuations more difficult and expose the Company to greater risks in this regard.

      NEW PRODUCT OFFERINGS. Since November 1997, the Company has provided private placement, loan syndication, bridge financing, mortgage loan placement, and business, merger and acquisition consulting services to the healthcare industry. The Company has not provided these products and services previously and there is no assurance that the Company will be able to market these new products and services successfully or that the return on these products and services will be consistent with the Company's historical financial results.

      FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS. The Company's finance business is subject to numerous federal and state laws and regulations, which, among other things, may (i) require the Company to obtain and maintain certain licenses and qualifications, (ii) limit the interest rates, fees and other charges that the Company is allowed to collect, (iii) limit or prescribe certain other terms of its finance receivables arrangements with clients, and (iv) subject the Company to certain claims, defenses and rights of offset. Although the Company believes that it is currently in compliance with statutes and regulations applicable to its business, there can be no assurance that the Company will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon the Company. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of the Company's business into jurisdictions that have adopted more stringent regulatory requirements than those in which the Company currently conducts business could have a material adverse effect upon the Company.

      HEALTHCARE REFORM. During the past half decade, large U.S. corporations and U.S. consumers of healthcare services have substantially increased their use of managed healthcare plans such as HMOs and PPOs. This development has increased the purchasing power of those plans, which in turn have used that power to lower the amounts they pay for healthcare services. Since 1993, numerous proposals have been presented to Congress to restructure the U.S. healthcare system. The principal features of these proposals are to provide universal access to healthcare services and to achieve overall cost containment. To date, none of the proposals initiated at the federal government level have been enacted. In the private sector, however, cost containment initiatives have continued. Certain aspects of these actual and proposed cost containment initiatives, particularly plans to eliminate payment for duplicative procedures, may reduce the overall demand for the types of medical equipment financed by the Company. Declining reimbursement for medical services also could cause hospitals, physician groups and other healthcare providers, which form a significant portion of the Company's customer base, to experience cash flow problems. This in turn could negatively impact their ability to meet their financial obligations to the Company and/or reduce their future equipment acquisitions which could adversely affect the Company.

      SHARES ELIGIBLE FOR FUTURE SALE. Following the Offering and the Direct Offering, the Company will have approximately 13,570,108 shares of Common Stock outstanding. Of these shares of Common Stock approximately 11,745,197 shares, which include the 2,200,000 shares offered hereby, are freely tradeable without restriction under the Securities Act, except for any shares purchased by existing affiliates of the Company, which shares are subject to the resale limitations of Rule 144 as promulgated under the Securities Act ("Rule 144"). All of the remaining shares of outstanding Common Stock are "restricted securities" as that term is defined in Rule 144. Subject to the 90-day lock-up agreement described below, these restricted securities will be eligible for sale pursuant to Rule 144 in the public market following the consummation of the Offering. Additional shares of Common Stock, including shares issuable upon exercise of employee stock options and upon conversion of the Company's Convertible Notes, will also become eligible for sale in the public market from time to time. However, the Company, certain of its executive officers and directors, certain stockholders and certain holders of Convertible Subordinated Notes, who in the aggregate will own approximately 3,526,791 shares of Common Stock after the Offering and the Direct Offering, have agreed that, for a period of 90 days after the date of this Prospectus Supplement, they will not, without the prior written consent of Prudential

Securities Incorporated, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock of the Company, or any right to purchase or acquire Common Stock or other capital stock of the Company, subject to certain exceptions, including the ability of the Company to grant options and issue shares of Common Stock under the Company's existing option plans and to issue Common Stock in acquisition transactions not involving a public offering, provided that the recipient will be bound by that lock-up agreement. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such lock-up agreements. Following this Offering and the Direct Offering and upon the expiration of the lock-up agreements, sales of substantial amounts of the Company's Common Stock in the public market pursuant to Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale."

      DEPENDENCE UPON KEY PERSONNEL. The ability of the Company to successfully continue its existing financing business, to expand into its targeted markets and to develop its newer businesses depends upon the ability of the Company to retain the services of its key executive officers and senior management personnel, including Michael A. O'Hanlon, the Company's President and Chief Executive Officer. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect the Company. There can be no assurance that the Company will be able to retain its existing management personnel or to attract additional qualified personnel.

      YEAR 2000 CONCERNS. The Company believes, based on discussions with its current systems vendors, that its software applications and operational programs will properly recognize calendar dates beginning in the Year 2000. In addition, the Company is discussing with its customers and suppliers the possibility of any interface difficulties relating to the Year 2000 which may affect the Company. To date, no significant concerns have been identified, however, there can be no assurance that there will not be any Year 2000-related operating problems or expenses that will arise with the Company's computer systems and software or in connection with the Company's interface with the computer systems and software of its vendors and customers and suppliers.

                                 USE OF PROCEEDS

      The Company will receive no portion of the proceeds of the sale of the Shares offered hereby.

                                SELLING STOCKHOLDERS

      The Selling Stockholders acquired the Shares in connection with the Company's acquisition of the Wentworth Entities in November 1997. Under the terms of a Registration Rights Agreement dated as of November 14, 1997 by and among the Company and the Selling Stockholders, the Company agreed to register the Shares which may be sold by the Selling Stockholders from time to time. The table below sets forth: (i) each Selling Stockholder's affiliation with the Company, (ii) the aggregate number of shares of Common Stock owned by each Selling Stockholder prior to the offering made by this Prospectus; (iii) the maximum number of shares that each Selling Stockholder may offer and sell pursuant to this Prospectus; and (iv) the number of shares (and percentage of the outstanding shares) of Common Stock owned by each Selling Stockholder after the offering made by this Prospectus.

NAME                Material Relationship with      Number of Shares of Common     Maximum Number of       Number of Shares (and
                      Company During Previous        Stock Beneficially Owned     Shares That May Be     Percentage of Outstanding
                           Three Years                  Before Offrering (1)        Offered Hereby        Shares) of Common Stock
                                                                                                          To Be Beneficially Owned
                    --------------------------      --------------------------    ------------------     -------------------------
Gary Veloric                  None                             37,805                   37,805                      --0--
James Delaney                 None                             37,005                   37,005                      --0--
John L. Godfrey III           (2)                               8,402                    8,402                      --0--

----------

(1) Acquired on November 14, 1997 in connection with the Company's acquisition of the Wentworth Entities.

(2) Mr. Godfrey is the President of each of DVI Healthcare Financial Advisors, Inc. and DVI Mortgage Funding, Inc., each of which are indirectly wholly-owned subsidiaries of the Company.

                                PLAN OF DISTRIBUTION

      It is anticipated that the Selling Stockholders will offer the Shares for sale at the prices prevailing on the NYSE (or other principal market on which the Shares are then traded) on the date of sale. The Selling Stockholders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriters of the Common Stock as of the date hereof. All costs, expenses and fees incurred in connection with the registration of the Shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants, are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The Selling Stockholders, and the brokers through whom the sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions. The Company has agreed to indemnify the Selling Stockholders and any brokers through whom sales of Shares are made against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

      The financial statements and the related financial statement schedules included and incorporated in this Prospectus and elsewhere in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.